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Contact: ResCare Communications Department
         502-394-2100
         communications@rescare.com
         --------------------------


                 RESCARE REPORTS FOURTH QUARTER AND 1999 RESULTS

                                    ---------

              REPORTS DISCUSSION OF POSSIBLE MANAGEMENT-LED BUYOUT


LOUISVILLE, Ky. (February 24, 2000) -- Res-Care, Inc. (Nasdaq/NM: RSCR), the nation's leading provider of services to persons with mental retardation and development disabilities (MR/DD) and at-risk and troubled youth, announced results for the fourth quarter and year ended December 31, 1999. Revenues for the fourth quarter rose 8% to $212.1 million from $195.7 million for the fourth quarter of 1998. Net income, before the additional provision for doubtful accounts discussed below, decreased 8% to $6.2 million, or $0.24 per diluted share, from $6.8 million, or $0.25 per diluted share.

         For the year, revenues rose 18% to $831.5 million from $706.2 million for 1998. In June 1999, ResCare completed the acquisition of PeopleServe and recorded a one-time charge of approximately $20 million in the second quarter of 1999 related to this transaction. Income from continuing operations, before the merger-related charge and the additional provision for doubtful accounts, increased 22% to $28 million, or $1.04 per diluted share, from $22.9 million, or $0.90 per diluted share, for 1998.

         Commenting on the 1999 results, Ronald G. Geary, chairman, president and chief executive officer said, "Our fourth quarter was affected by two previously announced events that did not occur in the quarter as planned. Our acquisition of the business operations of Social Vocational Services, Inc. (SVS) has been delayed by regulatory procedures. Construction delays at the Villalba Juvenile Treatment Facility in Puerto Rico caused the opening of this facility to be delayed until January 2000.

         "Fourth quarter results were also affected by our decision to increase our reserve for doubtful accounts by approximately $8 million ($0.19 per share after tax). In the fourth quarter of 1999 and in early 2000, management has had discussions with various state agencies and has obtained clarification regarding certain aspects of state billing procedures. As a result of these discussions and the additional information obtained, management revised its previous estimates regarding the collectibility of certain older accounts. Management believes that added personnel, in addition to new processes and procedures, will significantly reduce the level of older account balances in the future. The fourth quarter was further negatively impacted by normal seasonal issues as well as incremental claims incurred as the Company transitioned from its self-insured employee medical plan to a new plan, effective January 1, 2000, with a fixed level of self-insurance exposure. This resulted in an incremental charge of approximately $2.5 million ($0.06 per share after tax) to our expense for employee health care claims, which is reflected in facility and program expenses in the accompanying income statement data. As a result of the new plan, management expects quarterly medical expenses in 2000 to return to pre-fourth quarter levels.

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RESCARE REPORTS FOURTH QUARTER EARNINGS
FEBRUARY 24, 2000

"Historically, our growth was primarily driven by our acquisition program. Currently, initiatives at both state and federal levels are creating unique opportunities to drive growth internally by expanding our existing operations and extending our services into new areas. Particularly significant are initiatives by states to provide funding to address the large waiting lists of individuals seeking community-based MR/DD services. Also, the federal government recently announced an effort to accelerate states' compliance with a recent U.S. Supreme Court decision regarding the rights of individuals now living in institutions to receive community-based services. While we will continue to evaluate acquisition situations as they arise, current conditions in the capital markets do not encourage us to actively pursue them. As a result, our focus for 2000 is to put in place the systems and structures that will aid our regions in capitalizing on these emerging initiatives.

         "With this emphasis on internal growth, we expect year 2000 revenue will range from approximately $950 million to $990 million and net income per diluted share from $ 1.25 to $1.30. This growth is lower than in recent years when acquisitions fueled higher rates. The earnings estimates do not include the effect of any expenses in 2000 related to the possible transaction described below if no transaction is consummated."

         The Company also announced that it received a proposal, which was subsequently withdrawn, for a management-led group to acquire all the Company's outstanding shares of common stock through a merger at a price of $18 per share in cash. The proposal was made by a group, which included members of the Company's management and three equity investment funds. Prior to execution of the definitive agreements for the transaction, the group withdrew its proposal when the lead equity investment fund decided not to proceed with the transaction because of its concern about the availability of debt financing at acceptable rates in light of current conditions in the credit markets. Representatives of management and the two remaining investment funds have indicated to the Company their desire to continue negotiations regarding a possible transaction. A special committee of the Board of Directors was formed to negotiate and evaluate any possible transaction. The special committee is being advised by J.C. Bradford & Co. There can be no assurance that discussions regarding a possible transaction will continue, that any new offer will be made to the Company, or that any transaction will ultimately be consummated. The Company does not expect to update the status of any discussions until a definitive agreement is executed or it becomes apparent that no transaction will occur.

         ResCare, through its Division for Persons with Disabilities, serves approximately 17,000 consumers in 28 states, Washington, D.C. and Canada; and, through its Division for Youth Services, serves approximately 9,200 at-risk and special needs youth in 17 states, Washington, D.C. and Puerto Rico. Now in its 26th year, ResCare employs approximately 29,000 people. More information about ResCare is available on the Company's Web site at http://www.rescare.com.

         The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to the Company's expected financial results, revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, de-institutionalization and privatization of government programs. In the Company's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company's results to differ materially from those contained in such forward-looking statements. Reference is hereby made to such disclosures.

Financial Tables Attached


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                                  RESCARE, INC.
                              FINANCIAL HIGHLIGHTS
                                   (Unaudited)
                      (In thousands, except per share data)

         The historical financial information that follows has been restated to reflect the merger of Rescare and Peopleserve, including the merger-related charge recorded in the second quarter of 1999:

                  INCOME STATEMENT DATA:

                                                                Three Months Ended                         Year Ended
                                                                    December 31                            December 31
                                                        ------------------------------------    ----------------------------------
                                                                  1999                 1998                1999              1998
                                                        ---------------    -----------------    ----------------    --------------
Net revenues                                                  $212,068             $195,741            $831,545          $706,249

Facility and program expenses                                  184,152              166,972             715,535           608,095
                                                        ---------------    -----------------    ----------------    --------------
Facility and program contribution                               27,916               28,769             116,010            98,154

Operating expenses (income):
     Corporate general and administrative                        5,913                7,325              27,726            27,590
     Depreciation and amortization                               5,287                5,577              21,107            18,561
     Merger-related charge                                           -                    -              20,498                 -
     Additional provision for doubtful accounts                  8,000                    -               8,000                 -
     Other income                                                   82                   40                  40              (307)
                                                        ---------------    -----------------    ----------------    --------------
         Total operating expenses                               19,282               12,942              77,371            45,844
                                                        ---------------    -----------------    ----------------    --------------

Operating income                                                 8,634               15,827              38,639            52,310
Interest, net                                                    5,306                4,361              18,750            13,894
                                                        ---------------    -----------------    ----------------    --------------
Income from continuing operations before
Income taxes                                                     3,328               11,466              19,889            38,416
Income tax expense                                               1,745                4,698              10,153            15,484
                                                        ---------------    -----------------    ----------------    --------------
Income from continuing operations                                1,583                6,768               9,736            22,932

Gain from sale of unconsolidated affiliate, net of tax               -                    -                 534                 -
Cumulative effect of accounting change, net of tax                   -                    -             (3,932)                 -
                                                        ---------------    -----------------    ----------------    --------------
Net income                                                      $1,583               $6,768              $6,338           $22,932
                                                        ===============    =================    ================    ==============

Basic earnings per share from
Continuing operations                                            $0.07                $0.28               $0.40             $0.96
Gain from sale of unconsolidated affiliate, net of tax               -                    -                0.02                 -
Cumulative effect of accounting change, net of tax                   -                    -              (0.16)                 -
                                                        ---------------    -----------------    ----------------    --------------
Basic earnings per share                                         $0.07                $0.28               $0.26             $0.96
                                                        ===============    =================    ================    ==============

Diluted earnings per share from
Continuing operations                                            $0.06                $0.25               $0.39             $0.90
Gain from sale of unconsolidated affiliate, net of tax               -                    -                0.02                 -
Cumulative effect of accounting change, net of tax                   -                    -              (0.16)                 -
                                                        ---------------    -----------------    ----------------    --------------
Diluted earnings per share                                       $0.06                $0.25               $0.25             $0.90
                                                        ===============    =================    ================    ==============

Weighted average number of common shares:
     Basic                                                      24,251               24,017              24,184            23,898
      Diluted                                                   24,498               31,730              24,970            31,225


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                  BALANCE SHEET DATA:


                                                                                 December 31                  December 31
                                                                                     1999                         1998
                                                                              ------------------           ------------------
ASSETS
Cash and cash equivalents                                                               $  7,057                     $ 19,956
Accounts and notes receivable, net                                                       141,807                      132,707
Other current assets                                                                      21,692                       14,664
                                                                              ------------------           ------------------
     Total current assets                                                                170,556                      167,327
                                                                              ------------------           ------------------
Property and equipment, net                                                              102,739                       90,053
Excess of acquisition cost over net assets acquired, net                                 220,493                      213,723
Other assets                                                                              29,343                       33,819
                                                                              ------------------           ------------------
                                                                                        $523,131                     $504,922
                                                                              ==================           ==================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                                                      $70,027                      $91,841
Other long-term liabilities                                                                4,681                        6,812
Long-term debt                                                                           285,039                      251,682
Shareholders' equity                                                                     163,384                      154,587
                                                                              ------------------           ------------------
                                                                                        $523,131                     $504,922
                                                                              ==================           ==================


                  EARNINGS PER SHARE DATA:

For the quarter and year ended December 31, 1999, the calculation of diluted earnings per share excludes the shares issuable upon conversion and the income effect of the convertible subordinated notes. The convertible subordinated notes were considered antidilutive as a result of the merger-related charge recorded in the second quarter and the additional provision for doubtful accounts recorded in the fourth quarter. The following is the calculation of the diluted earnings per share for the quarter and year ended December 31, 1999 assuming conversion of the subordinated notes:

                                                        Income from                       Diluted Shares
                                               Continuing Operations                       Outstanding
                                               -----------------------------      ------------------------------
                                                  Quarter          Year               Quarter          Year
                                               -----------------------------      ------------------------------
As reported                                            $1,583         $9,736               24,498         24,970

Net income effect of merger-related charge                  -         13,655                    -              -
Net income effect of  additional provision
for doubtful accounts                                   4,640          4,640                    -              -
Interest  expense,  net of income tax effect,
on convertible subordinated notes                       1,230          4,920                    -              -

Adjustment in diluted  shares  outstanding as
a result of the merger-related charge                       -              -                6,666          6,666
                                               --------------  -------------      ---------------  -------------

                                                       $7,453        $32,951               31,164         31,636
                                               ==============  =============      ===============  =============

Diluted earnings per share, recalculated                $0.24          $1.04

         The per share amounts for the fourth quarter charges discussed above have been calculated using the weighted average number of common shares excluding the shares issuable upon conversion of the convertible subordinated notes.



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